UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): February 26, 2007

EASY GROUPS LIMITED
(Exact name of Registrant as specified in its charter)

Nevada	000-28339	84-1398342
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4039 South Highland Drive
Salt Lake City, Utah	84124
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (801) 536-5000

57 West 200 South, Ste. 550
Salt Lake City, Utah 84101
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

On November 6, 2006, the Registrant filed a Form 8-K with the Commission, indicating a change in the control of the Registrant from China Ethanol Corporation to Easy Groups Limited. Pursuant to an Exchange Agreement indicated in the filing, the Registrant acquired all of the issued and outstanding capital stock and underlying business of Easy Groups Limited and all related companies, including but not limited to Easy Dynamic Advertising (Exterior Walls) Limited (herein referred to as “Easy Groups”) which is an outdoor advertising company (the "Business") in exchange for Forty Two Million Five Hundred Twenty-Seven Thousand (42,527,000) shares of common stock of the Registrant (the "Acquisition Shares"), which includes shares issued to third party consultants as a material part of this transaction in consideration of services rendered. As a result, the shareholders and affiliates of Easy Groups (collectively, the “Easy Groups Shareholders”) gained control of the Registrant.

On February 2, 2007 China Ethanol Corporation and Easy Groups Limited entered into a Rescission Agreement due to Easy Groups being unable to produce audited financial statements on a pro forma basis in the required filings of the annual and quarterly filings.

Easy Groups Limited agrees to deliver to China Ethanol Corporation an aggregate of Forty-Two Million Five Hundred Twenty-Seven Thousand (42,527,000) shares of China Ethanol Corporation’s Common Stock for cancellation and return to the Company’s treasury.

Prior to the Agreement, there was a commitment to issue 42,527,000 shares of China Ethanol Corporation which would have resulted in a total of 56,088,000 shares of common stock outstanding, however, no shares were issued which results in only 13,561,000 shares of common stock issued and outstanding.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

10.1	Rescission of Share Exchange Agreement dated February 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASY GROUPS LIMITED
(Registrant)

Date: February 26, 2007	By:	/s/ Reed Benson
Reed Benson, President